EXHIBIT 5
                OPINION OF ATLAS, PEARLMAN, TROP & BORKSON, P.A.

                      ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                           200 East Las Olas Boulevard
                                   Suite 1900
                         Fort Lauderdale, Florida 33301
                                  954-763-1200


                                 August 21, 1998

Visual Data Corporation
1291 SW 29 Avenue
Pompano Beach, FL  33069

Re: Registration Statement on Form S-3: Visual Data Corporation (the "Company") 2,648,540 shares of Common Stock

Gentlemen:

         This opinion is submitted pursuant to applicable rule of the Securities and Exchange Commission (the "Commission") with respect to the resale of 2,648,540 shares of Common Stock, par value $.0001 per share (the "Common Stock") to be sold by the Selling Security Holders designated in the Registration Statement. The shares of Common Stock to be sold consist of (i) up to 1,000,000 shares issuable upon the conversion of the Company's Series A Convertible Preferred Stock, (ii) up to 1,000,000 shares issuable upon the conversion of the Company's Series A-1 Convertible Preferred Stock, (iii) an aggregate of 421,665 shares of Common Stock currently owned by certain of the Selling Security Holders, and (iv) an aggregate of 216,875 shares of Common Stock issuable upon exercise of outstanding stock options or warrants at prices ranging from $3.00 to $5.00 per share.

         In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Articles of Incorporation, as amended, By-Laws, instruments pertaining to the issuance of the Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock, and the shares of Common Stock, options and warrants held by the Selling Security Holders, and related exhibits and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company and we express no opinion thereon.

         Based upon and in reliance of the foregoing, we are of the opinion that the Common Stock, when issued in accordance with the applicable agreement will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the Registration Statement on Form S-3 to be filed with the Commission.


                                Very truly yours,
                      ATLAS, PEARLMAN, TROP & BORKSON, P.A.